EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS FIRST QUARTER 2019 RESULTS

•

Total contract drilling revenues were $754 million (total adjusted contract drilling revenues of $799 million), compared with  $748 million in the fourth quarter of 2018 (total adjusted contract drilling revenues of $770 million);

•	Revenue efficiency(1) was 98%, compared with 96% in the prior quarter;
•	Operating and maintenance expense was $508 million, compared with $497 million in the prior period;
•

Net loss attributable to controlling interest was $171 million, $0.28 per diluted share, compared with net loss attributable to controlling interest of $242 million, $0.48 per diluted share, in the fourth quarter of 2018;

•

Adjusted net loss was $181 million, $0.30 per diluted share, excluding $10 million of net favorable items. This compares with adjusted net loss of $171 million, $0.34 per diluted share, in the prior quarter;

•	Adjusted EBITDA was $254 million, compared with adjusted EBITDA of $260 million in the prior quarter; and
•	Contract backlog was $12.1 billion as of the April 2019 Fleet Status Report.

STEINHAUSEN, Switzerland—April 29, 2019—Transocean Ltd. (NYSE: RIG) today reported net loss attributable to controlling interest of $171 million, $0.28 per diluted share, for the three months ended March 31, 2019.

First quarter 2019 results included net favorable items of $10 million, or $0.02 per diluted share, as follows:

•	$25 million, $0.05 per diluted share, related to discrete tax items; and
•	$3 million gain on bargain purchase and disposal of one floater previously announced for retirement.

These unfavorable items were partially offset by:

•	$18 million, $0.03 per diluted share, loss on retirement of debt.

After consideration of these net favorable items, first quarter 2019 adjusted net loss was $181 million, or $0.30 per diluted share.

Contract drilling revenues for the three months ended March 31, 2019,  sequentially increased $6 million due to a net increase of $43 million due to a full quarter of revenues from three working rigs acquired in the Ocean Rig acquisition in December, higher revenue efficiency for our ultra-deepwater floaters and weather-related downtime in the fourth quarter for two of our harsh environment rigs that was not repeated in the first quarter. Partially offsetting these increases were decreases due to lower utilization primarily for our ultra-deepwater fleet and reduced activity related to rigs that were retired.

The first quarter included a non-cash revenue reduction of $45 million from contract intangible amortization associated with the Songa and Ocean Rig acquisitions. The fourth quarter non-cash revenue reduction from contract intangible amortization was $34 million. Fourth quarter contract drilling revenues included the final customer early termination fees of  $12 million on the Discoverer Clear Leader.

Operating and maintenance expense was $508 million, compared with $497 million in the prior quarter. The sequential increase was due to a full quarter of activity as a result of the Ocean Rig acquisition partially offset by reduced activity due to lower legacy ultra-deepwater utilization and the disposition of two ultra-deepwater and one midwater rig.

General and administrative expense was $49 million, compared with  $54 million in the prior quarter.  The decrease was primarily due to acquisition costs for Ocean Rig in the fourth quarter that were not repeated in the first quarter.

Depreciation and amortization expense was $217 million,  up from $204 million in the fourth quarter of 2018. The increase was primarily due to a full quarter of depreciation for the Ocean Rig fleet.

Interest expense, net of amounts capitalized, was $166 million, compared with $165 million in the prior quarter and capitalized interest sequentially increased $1 million to $9 million. Interest income was $10 million, compared with $17 million in the prior quarter. The decrease was primarily due to reduction in invested cash and cash equivalents.

The Effective Tax Rate(2) was 4.5%,  up from (82.6)% in the prior quarter.  The increase was due to an increase in tax expense related to the U.S. base erosion and anti-abuse tax, offset by the release of certain valuation allowances and uncertain tax provisions. Additionally, the relative blend of income from operations in certain jurisdictions and fourth quarter financial results impacted tax expense.

Cash flows used in operating activities was $51 million, compared to cash provided by operating activities of $238 million in the prior quarter. First quarter cash used in operating activities increased primarily due to reduced collections on customer receivables and increased cash used in our operations including payments for suppliers and interest.

First quarter 2019 capital expenditures of  $52 million were related to the company’s newbuild drillships along with capital expenditures relating to asset and inventory management systems, reactivation of one rig and capital upgrades for certain rigs in our existing fleet. This compares with $44 million in the previous quarter.

“Operationally, we delivered a strong quarter, with almost $800 million of adjusted revenue, driven by 98% revenue efficiency across our fleet,” said President and Chief Executive Officer Jeremy Thigpen. “Additionally, during the quarter, we added over $370 million to our industry leading $12.1 billion backlog, the majority of which was attributable to two new contracts with Petrobras for our recently acquired ultra-deepwater drillships, the Corcovado and the Mykonos.”

“Over the past four quarters, we have secured over $2 billion in new contract awards; and, based on our recent customer engagements, it appears that the stabilization of oil prices, and the continued

improvement in offshore project economics, have combined to provide our customers with the requisite confidence to move forward with more offshore projects.”

“With the recent high-grading of our fleet, an industry-leading backlog, and a solid liquidity position, Transocean is well-positioned to capitalize on what we believe to be the early stages of a sustained recovery in offshore drilling.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (U.S. GAAP). We believe certain financial measures, such as Adjusted Contract Drilling Revenues, EBITDA, Adjusted EBITDA and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 48 mobile offshore drilling units consisting of 31 ultra-deepwater floaters, 13 harsh environment floaters and four midwater floaters. In addition, Transocean is constructing four ultra-deepwater drillships and one harsh environment semisubmersible in which the company holds a 33.0% interest.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 3 p.m. CEST, on Tuesday,  April 30, 2019, to discuss the results. To participate, dial +1 334-323-0522 and refer to conference code 2036923 approximately 10 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EDT, 6 p.m. CEST, on April 30, 2019. The replay, which will be archived for approximately 30 days, can be accessed at +1 719-457-0820, passcode 2036923 and PIN 3332. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas, the intention to scrap certain drilling rigs, the results of our final accounting for the periods presented in this press release,  the ability to successfully integrate the Transocean and Ocean Rig businesses, the success of our business following the acquisition of Ocean Rig UDW Inc. (“Ocean Rig”) and Songa Offshore SE (“Songa”),  and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2018, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. See the accompanying schedule entitled “Revenue Efficiency.”

(2)

Effective Tax Rate is defined as income tax expense for continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Lexington May

+1 832-587-6515

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2019	2018

Contract drilling revenues	$754	$664

Costs and expenses
Operating and maintenance	508	424
Depreciation and amortization	217	202
General and administrative	49	47
	774	673
Gain on disposal of assets, net	7	5
Operating loss	(13)	(4)

Other income (expense), net
Interest income	10	12
Interest expense, net of amounts capitalized	(166)	(147)
Loss on retirement of debt	(18)	—
Other, net	8	(10)
	(166)	(145)
Loss before income tax expense	(179)	(149)
Income tax expense (benefit)	(8)	63

Net loss	(171)	(212)
Net loss attributable to noncontrolling interest	—	(2)
Net loss attributable to controlling interest	$(171)	$(210)

Loss per share
Basic	$(0.28)	$(0.48)
Diluted	$(0.28)	$(0.48)

Weighted-average shares outstanding
Basic	611	438
Diluted	611	438

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 31,	December 31,
	2019	2018

Assets
Cash and cash equivalents	$1,886	$2,160
Accounts receivable, net of allowance for doubtful accounts
of less than $1 at March 31, 2019 and December 31, 2018	665	604
Materials and supplies, net of allowance for obsolescence
of $135 and $134 at March 31, 2019 and December 31, 2018, respectively	488	474
Restricted cash accounts and investments	583	551
Other current assets	170	159
Total current assets	3,792	3,948

Property and equipment	25,118	25,811
Less accumulated depreciation	(5,427)	(5,403)
Property and equipment, net	19,691	20,408
Contract intangible assets	750	795
Deferred income taxes, net	58	66
Other assets	1,159	448
Total assets	$25,450	$25,665

Liabilities and equity
Accounts payable	$212	$269
Accrued income taxes	50	70
Debt due within one year	343	373
Other current liabilities	791	746
Total current liabilities	1,396	1,458

Long-term debt	9,071	9,605
Deferred income taxes, net	62	64
Other long-term liabilities	1,968	1,424
Total long-term liabilities	11,101	11,093

Commitments and contingencies

Shares, CHF 0.10 par value, 639,674,422 authorized, 142,365,398 conditionally authorized, 611,970,525 issued and 611,614,353 outstanding at March 31, 2019, and 638,285,574 authorized, 143,754,246 conditionally
authorized, 610,581,677 issued and 609,649,291 outstanding at December 31, 2018	59	59
Additional paid-in capital	13,396	13,394
Accumulated deficit	(213)	(67)
Accumulated other comprehensive loss	(296)	(279)
Total controlling interest shareholders’ equity	12,946	13,107
Noncontrolling interest	7	7
Total equity	12,953	13,114
Total liabilities and equity	$25,450	$25,665

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended
	March 31,
	2019	2018
Cash flows from operating activities
Net loss	$(171)	$(212)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Contract intangible asset amortization	45	19
Depreciation and amortization	217	202
Share-based compensation expense	9	10
Gain on disposal of assets, net	(7)	(5)
Loss on retirement of debt	18	—
Deferred income tax benefit	(19)	(3)
Other, net	11	13
Changes in deferred revenues, net	1	(20)
Changes in deferred costs, net	(1)	1
Changes in other operating assets and liabilities, net	(154)	98
Net cash provided by (used in) operating activities	(51)	103

Cash flows from investing activities
Capital expenditures	(52)	(53)
Proceeds from disposal of assets, net	12	13
Investments in unconsolidated affiliates	(60)	(15)
Unrestricted and restricted cash acquired in business combination	—	131
Proceeds from maturities of unrestricted and restricted investments	123	350
Deposits to unrestricted investments	—	(50)
Net cash provided by investing activities	23	376

Cash flows from financing activities
Proceeds from issuance of debt, net of discount and issue costs	540	—
Repayments of debt	(616)	(168)
Proceeds from investments restricted for financing activities	—	26
Payments to terminate derivative instruments	—	(92)
Other, net	(15)	(14)
Net cash used in financing activities	(91)	(248)

Net increase (decrease) in unrestricted and restricted cash and cash equivalents	(119)	231
Unrestricted and restricted cash and cash equivalents, beginning of period	2,589	2,975
Unrestricted and restricted cash and cash equivalents, end of period	$2,470	$3,206

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Three months ended
	March 31,	December 31,	March 31,
Contract Drilling Revenues (1) (in millions)	2019	2018	2018
Contract drilling revenues
Ultra-deepwater floaters	$476	$457	$378
Harsh environment floaters	258	253	204
Deepwater floaters	7	18	35
Midwater floaters	13	17	20
High-specification jackups	—	3	27
Total contract drilling revenues	$754	$748	$664

	Three months ended
	March 31,	December 31,	March 31,
Average Daily Revenue (2)	2019	2018	2018
Ultra-deepwater floaters	$339,900	$337,100	$381,600
Harsh environment floaters	286,300	290,500	279,100
Deepwater floaters	—	154,500	193,400
Midwater floaters	88,600	90,800	111,500
High-specification jackups	—	314,300	150,000
Total drilling fleet	$306,500	293,100	$287,600

	Three months ended
	March 31,	December 31,	March 31,
Utilization (3)	2019	2018	2018
Ultra-deepwater floaters	47%	54%	35%
Harsh environment floaters	80%	82%	84%
Deepwater floaters	—%	67%	100%
Midwater floaters	40%	50%	38%
High-specification jackups	—%	100%	97%
Total drilling fleet	56%	62%	52%

	Three months ended
	March 31,	December 31,	March 31,
Revenue Efficiency (4)	2019	2018	2018
Ultra-deepwater floaters	100%	99%	88%
Harsh environment floaters	94%	91%	95%
Deepwater floaters	—%	91%	93%
Midwater floaters	92%	96%	97%
High-specification jackups	—%	100%	99%
Total drilling fleet	98%	96%	92%

(1) Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

(2) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

(3) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(In millions, except per share data)

YTD
03/31/19
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(171)
Gain on bargain purchase	(2)
Gain on disposal of assets, net	(1)
Loss on retirement of debt	18
Discrete tax items and other, net	(25)
Net loss, as adjusted	$(181)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(0.28)
Gain on bargain purchase	—
Gain on disposal of assets, net	—
Loss on retirement of debt	0.03
Discrete tax items and other, net	(0.05)
Diluted loss per share, as adjusted	$(0.30)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/18	12/31/18	09/30/18	09/30/18	06/30/18	06/30/18	03/31/18
Adjusted Net Income (Loss)
Net loss attributable to controlling interest, as reported	$(1,996)	$(242)	$(1,754)	$(409)	$(1,345)	$(1,135)	$(210)
Acquisition and restructuring costs	34	12	22	4	18	11	7
Gain on bargain purchase	(10)	(10)	—	—	—	—	—
Loss on impairment of goodwill and other assets	1,464	18	1,446	432	1,014	1,014	—
(Gain) loss on disposal of assets, net	(7)	(1)	(6)	1	(7)	(1)	(6)
Loss on retirement of debt	3	—	3	1	2	2	—
Discrete tax items and other, net	143	52	91	1	90	91	(1)
Net income (loss), as adjusted	$(369)	$(171)	$(198)	$30	$(228)	$(18)	$(210)

Adjusted Diluted Earnings (Loss) Per Share:
Diluted loss per share, as reported	$(4.27)	$(0.48)	$(3.86)	$(0.88)	$(2.99)	$(2.46)	$(0.48)
Acquisition and restructuring costs	0.07	0.02	0.05	0.01	0.05	0.03	0.02
Gain on bargain purchase	(0.02)	(0.02)	—	—	—	—	—
Loss on impairment of goodwill and other assets	3.13	0.03	3.18	0.93	2.26	2.19	—
Gain on disposal of assets, net	(0.01)	—	(0.02)	—	(0.02)	—	(0.02)
Loss on retirement of debt	0	—	0	—	—	—	—
Discrete tax items and other, net	0.30	0.11	0.20	—	0.20	0.20	—
Diluted earnings (loss) per share, as adjusted	$(0.79)	$(0.34)	$(0.44)	$0.06	$(0.50)	$(0.04)	$(0.48)

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED CONTRACT DRILLING REVENUES
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND RELATED MARGINS
(In millions, except percentages)

YTD
03/31/19

Contract drilling revenues	$754
Contract intangible amortization	45
Adjusted Contract Drilling Revenues	$799

Net loss	$(171)
Interest expense, net of interest income	156
Income tax benefit	(8)
Depreciation and amortization	217
Contract intangible amortization	45
EBITDA	239

Gain on bargain purchase	(2)
Gain on disposal of assets, net	(1)
Loss on retirement of debt	18
Adjusted EBITDA	$254

EBITDA margin	30%
Adjusted EBITDA margin	32%

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/18	12/31/18	09/30/18	09/30/18	06/30/18	06/30/18	03/31/18

Contract drilling revenues	$3,018	$748	$2,270	$816	$1,454	$790	$664
Contract intangible amortization	112	34	78	29	49	30	19
Contract drilling revenues before amortization	3,130	782	2,348	845	1,503	820	683
Drilling contract termination fees	(124)	(12)	(112)	(37)	(75)	(37)	(38)
Adjusted Contract Drilling Revenues	$3,006	$770	$2,236	$808	$1,428	$783	$645

Net income (loss)	$(2,003)	$(243)	$(1,760)	$(409)	$(1,351)	$(1,139)	$(212)
Interest expense, net of interest income	567	148	419	149	270	135	135
Income tax expense (benefit)	228	110	118	(30)	148	85	63
Depreciation expense	818	204	614	201	413	211	202
Contract intangible amortization	112	34	78	29	49	30	19
EBITDA	(278)	253	(531)	(60)	(471)	(678)	207

Acquisition and restructuring costs	34	12	22	4	18	11	7
Loss on impairment of goodwill and other assets	1,464	18	1,446	432	1,014	1,014	—
Gain on bargain purchase	(10)	(10)	—	—	—	—	—
(Gain) loss on disposal of assets, net	(7)	(1)	(6)	1	(7)	(1)	(6)
Loss on retirement of debt	3	—	3	1	2	2	—
	1,206	272	934	378	556	348	208

Drilling contract termination fees	(124)	(12)	(112)	(37)	(75)	(37)	(38)
Adjusted EBITDA	$1,082	$260	$822	$341	$481	$311	$170

EBITDA margin	(9)%	32%	(23)%	(7)%	(31)%	(83)%	30%
Adjusted EBITDA margin	36%	34%	37%	42%	34%	40%	26%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(In millions, except tax rates)

	Three months ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Loss before income taxes	$(179)	$(133)	$(149)
Acquisition and restructuring costs	—	12	7
Gain on bargain purchase	(2)	(10)	—
Loss on impairment of goodwill and other assets	—	18	—
Gain on disposal of assets, net	(1)	(1)	(6)
Loss on retirement of debt	18	—	—
Adjusted loss before income taxes	$(164)	$(114)	$(148)

Income tax expense (benefit)	$(8)	$110	$63
Acquisition and restructuring costs	—	—	—
Gain on bargain purchase	—	—	—
Loss on impairment of goodwill and other assets	—	—	—
Gain on disposal of assets, net	—	—	—
Changes in estimates (1)	25	(52)	1
Adjusted income tax expense	$17	$58	$64

Effective Tax Rate (2)	4.5%	(82.6)%	(42.2)%

Effective Tax Rate, excluding discrete items (3)	(10.6)%	(50.5)%	(42.8)%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in
(a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) Our effective tax rate is calculated as income tax expense divided by income before income taxes.

(3) Our effective tax rate, excluding discrete items, is calculated as income tax expense, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income before income tax expense, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes related to estimating the annual effective tax rate.